UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 19, 2012

QLT Inc.

(Exact name of registrant as specified in its charter)

British Columbia, Canada	000-17082	N/A
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

887 Great Northern Way, Suite 101, Vancouver, B.C., Canada, V5T 4T5

(Address of principal executive offices)

Registrant’s telephone number, including area code: (604) 707-7000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On March 19, 2012, Alexander Lussow, Senior Vice President, Business Development and Commercial Operations of QLT Inc. (the “Company”), entered into a written trading plan in accordance with Rule 10b5-1 of the Securities Exchange Act of 1934, as amended, and applicable Canadian securities laws (the “Plan”). The Plan is an agreement between the Company, Mr. Lussow and a broker to sell shares of common stock of the Company that Mr. Lussow may acquire by exercising stock options. Pursuant to the Plan, a maximum of 120,000 shares of common stock may be sold incrementally on the Nasdaq Stock Market, beginning on June 15, 2012 and continuing through April 23, 2013. The Plan expires on April 24, 2013. The Plan specifies the number of shares of common stock that may be sold on predetermined dates and at a price that exceeds the Cdn$3.73 per share exercise price of the stock options, subject to the terms and conditions of the Plan.

Mr. Lussow entered into the Plan as part of his personal long-term investment strategy and he will have no control over the sales of shares of common stock under the Plan. The stock options subject to the Plan will expire on May 16, 2013 if not exercised during the term of the Plan. The Plan is intended to comply with Rule 10b5-1 of the Securities Exchange Act of 1934, as amended, applicable Canadian securities laws and the Company’s insider trading policy. Rule 10b5-1 and applicable Canadian securities laws allow corporate insiders to establish pre-arranged written stock trading plans at a time when the insider is not aware of material, non-public information. Subsequent receipt by the insider of material, non-public information will not prevent pre-arranged transactions under the Rule 10b5-1 plan from being executed.

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

QLT INC.

Date: March 19, 2012	By:	/s/ Cameron Nelson
	Name:	Cameron Nelson
	Title:	Senior Vice President, Finance and Chief Financial Officer

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